Exhibit 99.1

LKQ Corporation Outlines ‘Charting Our Future’ Strategy to Deliver Shareholder Value at 2024 Investor Day

ANTIOCH, TENN – (September 10, 2024) -- LKQ Corporation (Nasdaq: LKQ) will host its 2024 Investor Day today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) and conclude at approximately 1:00 p.m. Eastern Time (12:00 p.m. Central Time) at its headquarters in Antioch, Tennessee.

The Investor Day will feature presentations by Justin Jude, President and Chief Executive Officer, Rick Galloway, Senior Vice President and Chief Financial Officer, and other members of leadership team. The presentations will focus on LKQ’s strategy, as well as business overviews and targets for growth and margin expansion in the Wholesale – North America and Europe segments.

“Our team's dedication to operational excellence will allow us to fully leverage the scale of our global businesses and chart the future into LKQ’s next chapter of growth, profitability and disciplined capital allocation. We are confident the strong execution of our strategic priorities will deliver value to our shareholders,” noted Mr. Jude.

Key Takeaways from the Presentation

•New leadership team with operational expertise and simplified approach to deliver value
•Refined strategic priorities focused on operational excellence to drive robust cash flow
•Wholesale – North America segment focused on growing market share
•Europe segment focused on leveraging scale to drive efficiencies
•Flexible approach to capital allocation with a focus on return of capital to shareholders

Webcast and Presentation Details

The webcast and accompanying slide presentation will be available in the Investor Relations section of the Company’s website (www.lkqcorp.com) on September 10, 2024. A replay of the event will be available on the Company’s website the following day.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Contact:
Joseph P. Boutross
LKQ Corporation
Vice President, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com